Exhibit 99.1

DXC Technology Announces the Sale of DXC’s Healthcare Provider Software Business to the

Dedalus Group for $525 Million in Cash

Brings together DXC’s healthcare provider software business with Dedalus, a leading European healthcare and diagnostic software company, to create one of the world’s leading, vertically focused healthcare IT businesses

Advances DXC strategy of unlocking value and serving our customers and growing our business across the

Enterprise Technology Stack

Tysons, Va., July 20, 2020 – DXC Technology (NYSE: DXC) today announced a definitive agreement to sell DXC’s healthcare software provider business to privately held Dedalus Group for $525 million in cash.

The agreement brings together DXC’s software business for healthcare providers with Dedalus, a leading European healthcare and diagnostic software company, to create an even stronger global force in the clinical IT areas of hospital information systems (HIS), primary and social care, integrated care and diagnostics. The resulting business will be uniquely positioned to accelerate the digital transformation of clinical activity and consequently the effectiveness of healthcare systems.

DXC’s healthcare provider software business is a recognized leader in the healthcare sector. Among its innovations is an open digital health platform that helps improve care outcomes by delivering contextual and actionable insights across the healthcare ecosystem.

“The sale of our healthcare provider software business to Dedalus is consistent with our strategy of focusing on the Enterprise Technology Stack and rationalizing our portfolio. The transaction promises to be beneficial to all our key stakeholders, including our customers and our people,” said Mike Salvino, president and chief executive officer, DXC Technology.

“The addition of DXC’s healthcare software business will accelerate our growth initiatives that started three years ago and benefit the more than 3 million healthcare professionals who use our technology to treat more than 200 million patients every year,” said Giorgio Moretti, executive chairman of the Dedalus Group.

The transaction was approved by DXC’s Board of Directors and is expected to close by March 2021, subject to the satisfaction of customary closing conditions and the receipt of certain third-party consents and regulatory approvals. The sale is not subject to any financing conditions or shareholder approvals.

For more information about DXC’s healthcare software business, go here.

About the Transaction

Mizuho Securities USA LLC acted as financial advisor and Latham & Watkins LLP acted as legal advisor to DXC. UBS Securities acted as financial advisor and Clifford Chance acted as legal advisor to the Dedalus Group.

About DXC Technology

DXC Technology (NYSE: DXC) helps global companies run their mission critical systems and operations while modernizing IT, optimizing data architectures, and ensuring security and scalability across public, private and hybrid clouds. With decades of driving innovation, the world’s largest companies trust DXC to deploy our enterprise technology stack to deliver new levels of performance, competitiveness and customer experiences. Learn more about the DXC story and our focus on people, customers and operational execution at www.dxc.technology.

About Dedalus

Founded in Florence in 1982, Dedalus Group is the leading healthcare and diagnostic software provider in Europe and one of the largest in the world. The shareholding structure ensures stability and great financial capacity through the presence of Ardian, the largest private investment company in Europe and 4th in the world.

Starting in 2016, Dedalus has decided to accelerate its expansion strategy by targeting a growing demand for innovative and comprehensive ICT and Clinical transformation solutions. With the acquisition of Agfa Healthcare IT, Dedalus consolidates its leadership as a pan-European player in the healthcare software industry, with a market leading position in Hospital IT (HCIS) and Diagnostic (DIS) in Germany, Italy and France, with a strong footprint in Austria, Switzerland, Spain, Belgium, China, Brazil and several locations in Latin America, Middle East and Africa, reaching over 30 different countries. Today Dedalus employs over 3,500 highly skilled resources; it has the largest R&D software team in the sector in Europe with more than 1,100 people. Thanks to its undisputed cutting-edge portfolio of leading new generation solutions, Dedalus covers the whole spectrum of needs for healthcare operators, supporting over 5000 hospitals and 5000 laboratories around the world. www.dedalus.eu

Forward-looking statements disclaimer

All statements in this press release that do not directly and exclusively relate to historical facts constitute “forward-looking statements.” These statements represent DXC’s intentions, plans, expectations and beliefs, and are subject to risks, uncertainties and other factors many of which are outside DXC’s control. Many factors could cause actual results to differ materially from such forward-looking statements with respect to the transaction announced above, including risks relating to: the completion of the transaction on anticipated timing, including obtaining regulatory and third-party approvals; conditions in the credit markets; anticipated tax treatment for the proposed transaction; unforeseen liabilities; loss of revenues; the potential impact of announcement or consummation of the proposed transaction on relationships with third parties, including clients, employees and competitors; and the delay or business disruption caused by difficulties in separating the divested business from DXC’s remaining businesses. For a written description of the factors that could cause actual results of DXC’s business to differ materially from these forward-looking statements, see the section titled “Risk Factors” in the DXC’s Annual Report on Form 10-K for the fiscal year ended March 31, 2020, which readers are urged to review in detail, as it contains important information regarding risks, uncertainties and other factors that could cause actual results to differ from the plans, expectations and other matters described in this press release. No assurance can be given that any goal or plan set forth in any forward-looking statement can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. DXC disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent events or otherwise, except as required by law.

DXC Contacts:

•	Shailesh Murali, M&A and Investor Relations, +1-703-245-9700, shailesh.murali@dxc.com

•	Richard Adamonis, Corporate Media Relations, +1-862-228-3481, radamonis@dxc.com

•	Cristina Pipolo, Italy Communications, +39 335 78 59 618, cristina.pipolo@dxc.com

•	Louise Preedy, Regional Communications, +33 6 26 73 25 29, lpreedy@dxc.com

Dedalus Contacts:

•	Image Building: Cristina Fossati, Luisella Murtas, Anna Pirtali, +39 02 8901 1300, ardian@imagebuilding.it